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                                AMENDMENT TO THE
                                AAR CORP. BY-LAWS

         WHEREAS, AAR CORP. (the "Company") has adopted a form of by-laws (the "By-Laws") and reserves the right to amend the By-Laws; and

         WHEREAS, the Company has amended the By-Laws from time to time in the past, and now desires to amend the By-Laws further to add language regarding shareholder nominations for director and other shareholder proposals;

         NOW, THEREFORE, the By-Laws are hereby amended effective April 11, 2000 in the following respect:

                  To amend the Amended By-Laws of AAR CORP. by adding the following language as new Article IX of the Corporation's by-laws:

                                          "ARTICLE IX

                      NOTICE OF SHAREHOLDER NOMINATIONS FOR DIRECTOR AND OTHER
                                      SHAREHOLDER PROPOSALS.

                           Written notice of shareholder nominations for
                  Director or any other shareholder proposal for vote of the shareholders at any annual or special meeting of the shareholders called for the election of directors or for any other action by vote of shareholders, shall be given personally or by mail to the Secretary of the Corporation not less than 180 days before the date of the meeting. With respect to a proposed nominee for election as a director, to be effective such notice must state the full name and address of each proposed nominee and a brief biographical history setting forth past and present directorships, employment, and occupations and any other qualifications, together with a statement that the proposed nominee(s) has consented to being nominated and to serve if elected; with respect to any other proposed action for vote of shareholders, to be effective such notice must clearly state the proposal, the reasons for the proposal and a brief description of how the proposed action, if adopted, would benefit the Company and/or it shareholders. Notice by mail shall be deemed given upon receipt thereof by the Secretary of the Corporation. If a meeting is adjourned to another time or place, it shall not be necessary for a shareholder to give further notice. Unless such notice is given, the shareholder nomination or other shareholder proposal for shareholder vote, shall not be included in the Corporation's proxy

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                  statement nor put for a vote of the shareholders until such notice requirements are met."

         This Amendment has been executed by the Company by its duly authorized officer effective as of April 11, 2000 and attested by its Secretary.

                                    AAR CORP.

                                    By  /s/ David P. Storch
                                      -----------------------------------------
                                        David P. Storch, President

ATTEST:

/s/ Howard A. Pulsifer
----------------------------------
  Howard A. Pulsifer, Secretary


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